Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo North America President C.J. Kettler Steps Down

Shirley Tafoya named Interim President of North America

NEW YORK, June 18, 2008 -- Travelzoo (NASDAQ:TZOO) announced today that C.J. Kettler has stepped down as president of North America, effective immediately. Shirley Tafoya, Travelzoo's senior vice president of sales, has been named president of North America on an interim basis.

"We thank C.J. for her leadership over the past seven months as we look forward to accelerating execution of the company's strategy," said Ralph Bartel, chairman and chief executive officer, Travelzoo.

The company will begin a search for a new North America president immediately. Tafoya, who joined Travelzoo in 2001, will also retain her senior vice president of sales responsibilities. The company does not expect to make any additional structural changes or executive leadership changes at this time.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Canada, China, France, Germany, Hong Kong, Japan, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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